Exhibit 99.4

Capitol Investment Corp. IV

Completes $402.5 Million Initial Public Offering

WASHINGTON, August 22, 2017 -- Capitol Investment Corp. IV (NYSE: CIC.U; the “Company”), an investment vehicle formed by investor and entrepreneur Mark D. Ein, announced today that it has completed its initial public offering of 40,250,000 units, including 5,250,000 units from the full exercise of the underwriters’ over-allotment option, with the offering raising aggregate gross proceeds of $402,500,000. Each unit consists of one Class A ordinary share and one third of one warrant, with each whole warrant entitling the holder thereof to purchase one Class A ordinary share at a price of $11.50.

Capitol Investment Corp. IV is a newly organized blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business are not limited to a particular industry or geographic region. Capitol Investment Corp. IV is led by Chairman and Chief Executive Officer Mark D. Ein and President and Chief Financial Officer L. Dyson Dryden.

$402,500,000 of the proceeds received from this offering and a simultaneous private sale of warrants to the Company’s sponsors and officers and directors was deposited into a trust account at JPMorgan Chase Bank, N.A. with Continental Stock Transfer & Trust Company acting as trustee.

An audited balance sheet as of August 21, 2017 reflecting receipt of the proceeds upon consummation of the initial public offering and private sale of warrants will be issued by the Company and included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

Citigroup Global Markets Inc., Deutsche Bank Securities and J.P. Morgan acted as joint book-running managers of the offering.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on August 15, 2017. The offering was made only by means of a prospectus, copies of which may be obtained from Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Telephone: 1-800-831-9146, Deutsche Bank Securities, 60 Wall Street, New York, NY 10005-2836, Attention: Prospectus Group, Telephone: (800) 503-4611, Email: prospectus.cpdg@db.com or J.P. Morgan Securities LLC, 1155 Long Island Avenue, Edgewood, NY 11717, Attention: Broadridge Financial Solutions, Telephone: 1-866-803-9204, Email: prospectus-eq_fi@jpmchase.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:

L. Dyson Dryden

President and Chief Financial Officer

Capitol Investment Corp. IV

646-661-2002